EXHIBIT 99.1

FOR IMMEDIATE RELEASE DECEMBER 21, 2005	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION DECLARES QUARTERLY

COMMON AND PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, DECEMBER 21, 2005 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.05 per share quarterly dividend that will be paid on January 16, 2006 to common shareholders of record on January 2, 2006. Chesapeake has approximately 369.8 million common shares outstanding. In addition, Chesapeake’s Board has declared dividends on all of its outstanding convertible preferred stock issues.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 4.125% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.125% preferred stock is payable on March 15, 2006 to preferred shareholders of record on March 1, 2006 at the quarterly rate of $10.3125 per share. Chesapeake has 93,060 shares of 4.125% preferred stock outstanding with a liquidation value of $93.1 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2003), par value $0.01. The dividend for the 5.0% preferred stock is payable on February 15, 2006 to preferred shareholders of record on February 1, 2006 at the quarterly rate of $1.25 per share. Chesapeake has 1.026 million shares of 5.0% preferred stock (Series 2003) outstanding with a liquidation value of $102.6 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 6.0% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 6.0% preferred stock is payable on March 15, 2006 to preferred shareholders of record on March 1, 2006 at the quarterly rate of $0.75 per share. Chesapeake has 100,310 shares of 6% preferred stock outstanding with a liquidation value of $5.0 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2005), par value $0.01. The dividend for the 5.0% preferred stock is payable on January 16, 2006 to preferred shareholders of record on January 2, 2006 at the rate of $1.25 per share. Chesapeake has 4.6 million shares of 5.0% preferred stock (Series 2005) outstanding with a liquidation value of $460.0 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 4.5% Cumulative Convertible Preferred Stock, par value $0.01. The dividend for the 4.5% preferred stock is payable on March 15, 2006 to preferred shareholders of record on March 1, 2006 at the rate of $1.125 per share. Chesapeake has 3.45 million shares of 4.5% preferred stock outstanding with a liquidation value of $345.0 million.

Chesapeake’s Board has declared a quarterly cash dividend on Chesapeake’s 5.0% Cumulative Convertible Preferred Stock (Series 2005B), par value $0.01. The dividend for the 5.0% preferred stock is payable on February 15, 2006 to preferred shareholders of record on February 1, 2006 at the quarterly rate of $1.3472 per share. Chesapeake has 5.75 million shares of 5.0% preferred stock (Series 2003) outstanding with a liquidation value of $575.0 million.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States.

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